                                                                   Exhibit 10.19

                               DALTON CORPORATION,

                       K. L. DAVIDSON EMPLOYMENT AGREEMENT



         THIS AGREEMENT is executed the 8th day of September, 1998, between Dalton Corporation, an Indiana corporation with its principal office in Warsaw, Indiana ("Company"), and which is a wholly owned subsidiary of Neenah Foundry Company ("Neenah"), a Wisconsin corporation with its principal offices in Neenah, Wisconsin and K. L. Davidson ("Executive").

                                    RECITALS

         The Executive currently is employed as Chairman, President and Chief Executive Officer of the Company, pursuant to an Employment Agreement Contract dated April 26, 1996 (the "Prior Employment Agreement"), which amended and restated an agreement initially executed on February 10, 1986. The Executive and the Company are also parties to certain other agreements, including a Split Dollar Agreement executed on April 26, 1996, but effective January 1, 1996 (the "Split Dollar Agreement"), and an Agreement for Payment of Supplemental Benefits executed on April 26, 1996, but effective January 1, 1996 (the "SERP Agreement" and together with the Prior Employment Agreement and the Split Dollar Agreement, the "Prior Agreements"). The Prior Agreements contained certain provisions relating to payments in the event of a change in control of the Company and post employment payments and benefits. The Executive, the Company and Neenah wish to cancel and terminate the Prior Agreements in their entirety, subject to the incorporation of the Split Dollar Agreement in its entirety and incorporation of certain terms of the other Prior Agreements into this Agreement, as and to the extent provided herein, as well as establish an employment relationship between the Company and Executive for the future.

         All of the issued and outstanding stock of the Company has been acquired by Neenah pursuant to a Stock Purchase Agreement dated August 7, 1998, the closing of such transaction (the "Closing") occurring immediately prior to the execution of this Agreement.

         The Company, and Neenah desire, due to the Executive's knowledge and experience, to continue by contract his services as President of the Company, and the Executive is willing to accept continued employment in such capacities and in such other capacities as the Board of Directors or the Chairman of the Board of Neenah shall assign, under the terms and conditions of this Employment Agreement (the "Agreement").

         THEREFORE, in consideration of their mutual undertakings, the parties agree as follows:

    SECTION 1. EMPLOYMENT. The Company hereby employs the Executive as President, to render full-time services to the Company and its Subsidiaries for the term(s) specified in Section 2 and thereafter until such services are terminated, as herein provided. The Executive hereby accepts and agrees to such employment. For purposes of this Agreement, "Subsidiary" shall mean any corporation more than 50% of whose total combined voting stock of all classes is held by the Company or by another corporation which qualifies as a Subsidiary of the Company under this definition.


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


     SECTION 2. TERM. Subject to the provisions for termination as provided in
Section 7, the term of the Executive's employment under this Agreement shall be one (1) year, commencing on the date of this Agreement. Such one year term shall be renewed automatically for successive one (1) year terms thereafter, upon mutual agreement of the Company and the Executive. Subject to the provisions for termination as provided in Section 7, the Agreement shall continue to renew annually (but to a date not later than the last day of the month in which the Executive attains age sixty-five (65)), unless either the Company or the Executive elects not to renew this Agreement by serving written notice not to renew on the other party at least three (3) months prior to the anniversary of the execution of this Agreement. The initial one year term and any extension or renewal thereof, is referred to herein as the "Employment Period."

     SECTION 3. DUTIES.

         (a) During the Employment Period, the Executive agrees diligently to perform such executive duties and administrative functions which are appropriate to his office and as, from time to time, may be assigned to him by the Board of Directors of the Company (the "Board") and the Chairman of the Board of Neenah, and he further agrees to give his full business time and attention to, and his best efforts to promote, the business and affairs of the Company. The Executive further agrees to hold such office or offices in any Subsidiary of the Company to which he may be elected or appointed and to perform and discharge the duties thereof faithfully and to the best of his ability.

         (b) The Executive, subject to the direction and control of the Board, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder.

     SECTION 4. COMPENSATION.

         (a) For his services hereunder, during the Employment Period, the Company shall pay to the Executive, a salary of twenty five thousand and 00/100 Dollars ($25,000) per month, payable in accordance with the normal salary payment practices of the Company and subject to customary withholding; and,

         (b) For each fiscal year during the Employment Period, Executive will be eligible to receive an annual bonus based on the Company's achievement of the Target EBITDA for each such fiscal year as set forth on the annual business plan for that year as approved by the Board (with respect to each year, the "Business Plan").

        (i) Once the Board has determined the percentage of EBITDA achieved for such fiscal year as compared to the Target EBITDA for such fiscal year (the "Achieved EBITDA Percentage"), so long as the Achieved EBITDA Percentage for such fiscal year equals or exceeds 80%, Executive shall be entitled to receive a bonus payment in any amount equal to the product of (x) the Bonus Multiple (as set forth opposite the Achieved EBITDA Percentage below and as adjusted pursuant to paragraph (ii) below), (y) 40% and (z) Executive's Base Salary for such fiscal year. The bonus payment shall be made within thirty (30) days of the Board's determination of the Achieved EBITDA Percentage.



           Achieved EBITDA


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

             Percentage                               Bonus Multiple
             ----------                               --------------
               >80%<100%                                    50%
              >100%<110%                                   100%
              >110%<120%                                   150%
                   >120%                                   200%

        (ii) Each Bonus Multiple set forth above shall increase linearly as the Achieved EBITDA Percentage increases; therefore, so long as the Achieved EBITDA Percentage equals or exceeds 80%, in the event the actual Achieved EBITDA Percentage falls between any of the target Achieved EBITDA Percentages set forth above, the applicable Bonus Multiple shall be adjusted accordingly; provided, that in no event shall the Bonus Multiple exceed 200%. For example, in the event the actual Achieved EBITDA Percentage is 90%, the Bonus Multiple shall be 75% or in the event the actual Achieved EBITDA Percentage is 115%, the Bonus Multiple shall be 175%.

        (iii) Notwithstanding the foregoing, no bonus shall in any event (A) exceed 80% of the Executive's Base Salary for the applicable fiscal year and (B) be payable in the event that any event of default or default shall have occurred (and shall not have been cured or waived) with respect to any material contracts, agreements, loans or other instruments relating to any indebtedness of Neenah or any of its Subsidiaries including the Company.

     SECTION 5. EMPLOYEE BENEFITS.

         (a) The Executive shall be entitled to participate in such life insurance (including group life and accidental death and dismemberment insurance), disability, health benefit and retirement plans and other employee benefit programs as may be approved from time to time by the Company for the benefit of its executives.

         (b) The Company shall maintain in effect a term policy or policies of insurance on the life of the Executive in the face amount of Five Hundred Thousand Dollars ($500,000), owned by the Executive's spouse and payable to such beneficiary or beneficiaries as the Owner may designate from time to time.

         (c) The Executive shall be entitled to a period or periods of paid vacation each calendar year in accordance with the Company's customary vacation policy. It is further agreed that Executive may, subject to demands of his employment and agreement by the Chairman of the Board of Neenah, utilize vacation above and beyond the customary vacation.

     SECTION 6. REIMBURSEMENT OF EXPENSES. The Company shall pay to the Executive or, to the extent paid in the first instance by him, shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder, including travel entertainment and similar expenses which are consistent with Neenah's policies in effect from time to time and subject to Neenah's requirements with respect to reporting and documentation.

     SECTION 7. TERMINATION.

         (a) The Company shall have the right at any time to terminate the Executive's employment upon ninety (90) days' prior notice to the Executive, and the Executive shall have the right to terminate his employment at any time and for any reason upon ninety (90) days' prior notice to the Company and to the Chairman of the Board of Neenah. The Executive's employment shall also terminate upon his death.

         (b) Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the date on which employment is anticipated to terminate.

         (c) As used herein, "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination

     SECTION 8. PAYMENTS AND OBLIGATIONS UNDER PRE-EXISTING AGREEMENTS.

         (a) The Company shall maintain split dollar insurance on the life of the Executive pursuant to and in accordance with the Split Dollar Agreement among the Company, the Executive and Fort Wayne National Bank, Trustee, executed February 3, 1995, as amended and restated, as such Agreement may further be amended from time to time, which Split Dollar Agreement is attached hereto as
Exhibit 8(a) and made a part hereof.

         (b) The Company and Executive hereby agree that the Agreement For Payment Of Supplemental Benefits between the Company and the Executive executed February 20, 1995, as amended and restated hereby terminated and is cancelled in its entirety as of the date hereof and in lieu thereof, commencing on the Date of Termination of Executive, the Company shall: (i) pay to Executive the sum of Seven Thousand Four Hundred Sixty-Two Dollars ($7,462) per month for a period of one hundred eighty (180) months and, in the event of his death before such one hundred eighty (180) monthly payments are completed, shall continue such payments to his estate until the expiration of such 180-months period; and (ii) in addition the Company shall pay to Executive the sum of Five Thousand Thirty-Eight Dollars ($5,038) per month during his lifetime for a maximum period of one hundred eighty (180) months and, in the event of this death before such one hundred eighty monthly payments are completed, shall continue such payment to his spouse, Carolyn L. Davidson (if she survives), during her lifetime until the earlier of her death or the expiration of such 180-months period.

     SECTION 9. COMPENSATION IN SATISFACTION OF CHANGE OF CONTROL PROVISION OBLIGATIONS. Under the terms of the Prior Agreement, Executive is entitled to certain payments upon the change in control of the Company. Included within those payment entitlements is a cost of living adjustment clause and a formula based compensation amount. In order to eliminate the necessity of calculation of the formula bonus and to establish certainty in the sums to be paid, the Company and Executive agree that the Prior Employment Agreement is hereby terminated and cancelled in its entirety and the following shall be paid in lieu of the change of control provisions of the Prior Employment Agreement:

         (a) Commencing on the first regular monthly compensation payment date for the Company following the execution of this Agreement, the Company shall pay to Executive the sum of Forty-Five Thousand One Hundred Forty-Seven and 58/100 Dollars ($45,147.58) per month, through and including the month of December, 2000 or a total of twenty-eight such monthly payments. In the event of the Executive's death prior to completion of all payments pursuant to this


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

Section 9, the Company shall continue payments required hereby to Executive's spouse, Carolyn L. Davidson (if she survives) until a total of twenty-eight (28) such monthly payments have been made. In the event that fewer than twenty-eight monthly payments have been made at the time of the death of Carolyn L. Davidson, the remaining payments shall be made to a beneficiary or beneficiaries designated in a written instrument by the Executive and filed with the Secretary of the Company. If no such designated beneficiary survives the Executive or if the Executive fails to designate a beneficiary, payment shall be made to the Executive's estate. If the designated beneficiary to whom payment has commenced should die before payments are completed, payment shall be continued to the estate of the deceased beneficiary.

         (b) In addition to the payments required by Section 8(a) of this Agreement, the Company shall pay to the Executive, on or before September 30, 1998, the sum of Two Hundred Twenty-Seven Thousand One Hundred Forty-Nine and 28/100 dollars ($227,149.28) in lieu of the pro rata portion of the compensation which would be due to Executive pursuant to Section 4 of the Prior Employment Agreement.

     SECTION 10. POST TERMINATION OBLIGATION OF COMPANY.

         (a) Upon the termination of employment of the Executive, whether by the Company, or the Executive, the Company shall maintain (or cause to be maintained) in full force and effect, for the continued benefit of the Executive, until the earlier of (i) the date he attains age sixty-five (65) or
(ii) the date of his death, The Dalton Foundries, Inc. Employees Health Benefit Plan in which the Executive was entitled to participate as provided in Section 5 of this Agreement, provided the Executive's continued participation is possible under the general terms and conditions of such plan. In the event the Executive's continued participation in such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he would otherwise have been entitled to receive under such plan.

         (b) Following any termination of the Executive's employment and in addition to any rights of indemnification otherwise provided or available to him, if the Executive is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he was an officer or a director of the Company or served at the request of the Company as an officer, director, employee or agent of another entity or enterprise, whether or not for profit, the Company shall indemnify the Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such action, suit or proceeding if his actions were taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause, to believe the conduct was unlawful or had reasonable grounds to believe the conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         (C) EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT (I) THE COMPANY HAS NO OTHER OBLIGATIONS TO THE EXECUTIVE IN RESPECT TO HIS EMPLOYMENT WITH THE COMPANY EXCEPT AS


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

PROVIDED HEREIN, (II) NO SEVERANCE COMPENSATION OF ANY KIND, NATURE OR AMOUNT SHALL BE PAYABLE TO EXECUTIVE UPON THE TERMINATION OF THIS AGREEMENT AND HIS EMPLOYMENT WITH THE COMPANY OTHER THAN IN ACCORDANCE WITH THIS AGREEMENT AND
(III) EXECUTIVE HEREBY WAIVES ANY CLAIM FOR ANY SEVERANCE OR OTHER COMPENSATION IN CONNECTION THEREWITH EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 AND SECTION 9 ABOVE.

         (d) All of Executive's rights to salary, fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination, subject to the requirements of Section 10(a) above, provided that Executive shall continue to be entitled to payment set forth in
Section 8 and Section 9 above.

     SECTION 11.FURTHER COVENANTS OF EXECUTIVE.

         (a) For purposes of this Section 11, the term "Company" includes any direct or indirect parent or Subsidiary of the Company.

         (B) CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company ("Confidential Information") are the property of the Company. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to Neenah at the time of termination of Executive's employment, or at any other time Neenah may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company which he may them possess or have under his control.

         (C) INVENTIONS AND PATENTS. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business, research development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company. Executive will promptly disclose such Work Product to the board and perform all actions reasonably requested by the Board (whether during or after Executive's employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         (D) NONCOMPETE, NON-SOLICITATION.

        (i) Executive acknowledges that in the course of his employment with the Company he has become familiar, and he will become familiar, with the Company's trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and such other time as he is employed by or otherwise receiving compensation from the Company and for two years thereafter (the "Noncompete Period"), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including by himself or through any other entity) competing with the businesses of the Company as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographic area in which the Company engages or plans on the date of the termination of Executive's employment to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

        (ii) During the Noncompete Period, Executive shall not directly or indirectly through another entity (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, or any way interfere with the relationship between any member of the Company and any employee thereof, (B) hire any person who was an employee of the Company at the time within the twelve-month period prior to the date of termination of Executive's employment with the Company, or (C) induce or attempt to induce any customer, supplier, licensee or other business relation to the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

        (iii) If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

        (iv) In the event of a breach or a threatened breach by Executive of any of the provisions of this Section 11, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

     SECTION 12. NOTICE. All notices, consents or demands given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or mailed by prepaid registered or certified mail addressed to, the party for whom intended, as follows, or to such other address as may be furnished by such party in the manner provided herein:

If to the Executive:                        K. L Davidson
                                            3 EMS T 35 A Lane
                                            Leesburg, Indiana 46538

If to the Company:                          Dalton Corporation
                                            P. O. Box 230
                                            Warsaw, Indiana 46581-0230

     with copies, which shall not constitute notice to the Company, to:

                                            Neenah Foundry Company
                                            2121 Brooks Avenue
                                            Neenah, Wisconsin 54957



If to Neenah:                               Neenah Foundry Company
                                            2121 Brooks Avenue
                                            Neenah, Wisconsin 54957

     with copies, which shall not constitute notice to the Neenah, to:

                                            Kirkland & Ellis
                                            Attn: Kirk A. Radke
                                            Citicorp Center
                                            153 East 53rd Street
                                            New York, New York 10022-4675

     SECTION 13. GOVERNING LAW. This Agreement shall in all respects be governed by and construed under the laws of the State of Indiana applicable to agreements fully to be performed in the State of Indiana.

     SECTION 14. ENTIRE AGREEMENT. This Agreement, and the exhibits and attachments hereto, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter including without limitation, the Prior Agreements, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

     SECTION 15. SUCCESSOR TO COMPANY. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business or assets.


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

     SECTION 16. ASSIGNMENT; BINDING EFFECT. This Agreement is personal to the Executive and shall not be assigned by him. Neither shall the Executive grant a security interest in or otherwise transfer his right or interest in any benefit under this Agreement, nor shall any such right or interest be subject to attachment, levy, execution or other legal or equitable process. The Company may assign its rights under this Agreement to a parent or subsidiary corporation or to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of substantially all of its business or assets. Subject to the foregoing provisions of this Section 16, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

     SECTION 17. PROVISIONS WHICH SURVIVE. The provisions of Section 5 and
Section 8 through Section 16 (as well as any other provision necessary for these sections to be effective) shall survive the termination of the Executive's employment hereunder and the termination of this Agreement for any reason.

     SECTION 18. SEVERABILITY. If any provision of this Agreement or its application to any person or entity or in any circumstance is held to be invalid or unenforceable to any extent or in any jurisdiction by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, to the extent necessary to render such provision and this Agreement enforceable, but the application of its provisions to other persons or entities or in other circumstances and in other jurisdictions shall not be affected.

    SECTION 19. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each shall be an original, but all of which together shall constitute one and the same instrument.

         EXECUTED on the date first stated above.

                                            COMPANY

                                            DALTON CORPORATION



                                            By:_________________________________



                                            Title:______________________________

                                            EXECUTIVE
                                               _________________________________
                                                         K. L. Davidson

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




                      K. L. DAVIDSON SPLIT DOLLAR AGREEMENT
                             (AMENDED AND RESTATED)


         THIS AGREEMENT is executed the 26th day of April, 1996, effective the 1st day of January, 1996, among The Dalton Foundries, Inc., an Indiana corporation (Company), K. L. Davidson (Executive) and Fort Wayne National Bank, as Trustee of the Kenneth L. Davidson Irrevocable Trust dated the 6th day of December, 1994 (Owner).
                                    RECITALS

         The Executive holds a key executive and management position with the Company and currently is employed pursuant to an Amended and Restated Employment Agreement executed currently herewith (Employment Agreement). The Company, the Executive and the Owner entered into a Split Dollar Agreement executed February 3, 1995, effective the 1st day of December, 1994 (1994 Agreement) to provide life insurance protection for the Executive's family upon his death under a policy of life insurance insuring his life (Policy) issued by Metropolitan Life Insurance Company (Insurer). The Policy is described in Exhibit "A" attached to the 1994 Agreement and is incorporated as if fully set forth herein.

         The Owner is the Policy owner and possesses all incidents of ownership in and to the Policy. Pursuant to the 1994 Agreement the Company agreed to pay all premiums due on the Policy as an additional employment benefit to the Executive, and the Owner collaterally assigned the Policy to the Company to secure the repayment of Policy premiums paid by the Company, with the understanding that the Company shall have only the right to repayment with the Owner retaining all other Policy ownership rights.

         The parties have now agreed to amend and restate the 1994 Agreement, upon the terms and conditions of this Amended and Restated Agreement (Agreement).

         THEREFORE, in consideration of their mutual undertakings, the parties agree as follows:



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




         1. Purchase of Policy. The Owner has purchased the Policy from the Insurer, and the Insurer has issued the Policy. The parties shall take such further action, if any, as may be necessary to cause the Policy to conform to the provisions of this Agreement. The Policy shall be subject to the terms and conditions of this Agreement and the Collateral Assignment (referred to in Paragraph 4) filed with the Insurer.

         2. Ownership of Policy.

            (a) The Owner is and shall be the sole and absolute owner of the Policy. In such capacity the Owner shall have the right to designate the beneficiary or beneficiaries, the right to change the beneficiary or beneficiaries, and the right to elect settlement options under the Policy. In general, the Owner shall possess all incidents of ownership in the Policy and shall be entitled to exercise all of the rights and privileges available to the Owner of the Policy under the terms thereof, subject to the terms and conditions of this Agreement.

             (b) The Company shall have no incidents of ownership in the Policy within the meaning of Section 2042 of the Internal Revenue Code and the regulations thereunder, shall have no right to borrow against the Policy nor make any type of loan against the security of the Policy, and shall not surrender the Policy for cancellation nor assign its rights in the Policy to anyone other than the Owner. The parties intend that the Company's sole right under this Agreement shall be the refund, from the proceeds of the Policy, of amounts it has paid toward Policy premiums. Specifically, but without limitation, the Company shall neither have nor attempt to exercise any right as collateral assignee of the Policy which could impair the Owner's right to receive the cash surrender value or death proceeds of the Policy in excess of amounts due the Company hereunder. All provisions of this Agreement and the collateral assignment shall be construed and enforced to carry out such intention.

         3. Premiums. On or before the due date of each Policy premium the Company shall pay the full amount of the premium to the Insurer and shall upon written request furnish the Owner with evidence of such timely payment. The Company shall furnish the Executive an annual statement of the Executive's reportable income for federal and state income tax purposes arising as a result of the insurance protection provided to the Owner as Policy beneficiary. The premium payment period may be changed by the Company to the extent necessary to maintain compliance of the Policy with Sections 7702 and 7702A of the Internal Revenue Code and the regulations thereunder. Upon a failure of the Company to pay any policy premium as required under this Agreement, the Owner shall have the right to pay such premium. Payment by the Owner shall not relieve the Company of its continuing obligation to pay policy premiums.

         4. Collateral Assignment. As security for the Company's right to receive repayment of Policy premiums, the Owner has executed a collateral assignment of the Policy, in the form prescribed by the Insurer for such purpose, providing that the sole right of the Company thereunder is to be repaid the amounts paid by the Company toward Policy premiums under this Agreement. Such repayment shall be made from the Policy cash surrender value (as defined in the Policy) if this Agreement is terminated or if the Owner surrenders or cancels the Policy, or from Policy death proceeds if the Executive dies while the Policy and this Agreement remain in effect. In no event shall the Company have any right to borrow against or make withdrawals from the Policy, to surrender or cancel the Policy, or to take any other action which would impair the Owner's rights in and to the Policy. The collateral assignment to the Company shall not be terminated, amended or otherwise modified by the Owner while this Agreement is in effect without the express written consent of the Company.


         5. Policy Proceeds.

            (a) Upon the Executive's death or upon any cancellation of the Policy, the Company and the Owner shall cooperate to secure the prompt payment by the Insurer of all Policy proceeds, whether in the form of the death benefit or the cash surrender value ("Proceeds").

             (b) Following the Executive's death the Company shall have the unqualified right to receive that portion of the Proceeds equal to the total amount of the Company's premium payments under this Agreement. The balance of the Proceeds shall be paid to the Owner in accordance with applicable Policy provisions.

             (c) Notwithstanding any other provision of this Agreement, in the event no death benefit is payable under the Policy upon the Executive's death for any reason and in lieu of such payment the Insurer refunds all or any part of the Policy premiums paid, the Company shall be entitled to such premium refund.

             (d) The Company may request or the Insurer may be required to provide an increase in the Policy death benefit in order to maintain compliance of the Policy with Sections 7702 and 7702A of the Internal Revenue Code and the regulations thereunder.

         6. Termination.

            (a) Following the Executive's death this Agreement shall terminate upon payment of the Policy proceeds to the Company and the Owner, in accordance with their respective interests as provided in this Agreement.

            (b) Subject to the provisions of Paragraph 8, this Agreement shall terminate during the Executive's lifetime upon the occurrence of:


                (i) the termination of the Executive's employment, by the Company, for Cause;

                (ii) the termination, by the Executive, of his employment pursuant to Section 7(a) of the Employment Agreement prior to his retirement at or after age 65 (unless the Board of Directors in its discretion shall approve his retirement at an earlier age); or

                (iii) the mutual, written consent of the Company and the Owner.

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


         For purposes of this Agreement, "Cause" shall have the meaning provided in Section 7(b) of the Employment Agreement.

         7. Disposition of Policy on Termination During Employee's Lifetime.

            (a) For sixty (60) days following the termination of this Agreement during the Executive's lifetime as provided in Paragraph 6(b), the Owner shall have the option to obtain the release of the collateral assignment to the Company by paying to the Company an amount equal to the proceeds to which the Company would be entitled upon surrender of the Policy as permitted herein. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release.

             (b) If the Owner fails to exercise such option, then at the request of the Company the Owner shall execute such documents as required by the Insurer to transfer the Owner's interest in the Policy to the Company. Alternatively, the Company may enforce its right to be repaid the Policy premiums paid by it from the Policy's cash surrender value under the collateral assignment; provided, that in the event the Policy's cash surrender value exceeds the amount due the Company, any excess shall be paid to the Owner. Thereafter, neither the Owner nor the Owner's successors, assigns or beneficiaries shall have any further interest in the Policy, either under the terms thereof or under this Agreement.

         8. Change in Control. If the Executive's employment is terminated for any reason (other than his death) following a Change in Control of the Company, upon such termination the Executive shall be deemed conclusively to have attained the age of 65 and retired on the Date of Termination. In such event this Agreement and the Company's obligation to pay Policy premiums shall continue in full force and effect. Upon any failure to pay such premiums the Company shall be deemed conclusively to have waived its right to reimbursement of Policy premiums paid or to be paid, and the collateral assignment of the Policy shall be deemed conclusively to have been released. (If requested by the Insurer, the Company shall promptly execute and deliver an appropriate instrument of release.) However, such release or deemed release of the collateral assignment shall not relieve the Company of its obligation to continue the payment of Policy premiums. For purposes of this Agreement, "Change in Control" shall have the meaning provided in Section 7(c)(2) of the Employment Agreement, and "Date of Termination" shall have the meaning provided in Section 7(e) of the Employment Agreement.

         9. Insurer Not a Party. The Insurer shall not be deemed to be party to this Agreement for any purpose nor shall it be deemed in any way responsible for its validity. The Insurer shall not be obligated to inquire as to the distribution or application of any monies payable or paid by it under the Policy, and payments or other performance of its contract obligations in accordance with the terms of the Policy shall fully discharge the Insurer from any and all liability under the Policy.

         10. ERISA Claims Procedures.

             (a) In accordance with the Employee Retirement Income Security Act of 1974 (ERISA), the Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have the authority and responsibility to administer this Agreement and to make all determinations concerning rights to benefits under this Agreement.


             (b) Any decision by the named fiduciary denying a claim for benefits by any beneficiary of this Agreement shall be stated in writing and delivered or mailed to such beneficiary. Such decision shall set forth the specific reasons for the denial, written in a manner that may be understood without legal or actuarial counsel. In addition, the named fiduciary shall afford a reasonable opportunity to such beneficiary for a full and fair review of the decision denying such claim.



         11. Tax Indemnity. To the extent that payments made to the Executive pursuant to this Agreement (or when added to payments under any other agreement with the Company) constitute an "excess parachute payment", as such term is defined in Section 280G(b)(1) of the Internal Revenue Code (Code), such payments to him shall be grossed up in full for any excise tax or surtax incurred under
Section 280G of the Code, so that the amount he retains, after paying all applicable federal income, surtaxes and excise taxes due with respect to payments to him under this Agreement, is the same as the amount he would have retained if Section 280G of the Code had not been applicable.

         12. Successors and Assigns. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Company, the Owner and the Executive, and their respective heirs, successors and assigns.

         13. Notice. All notices required or permitted to be sent to any party shall be in writing and sent by any self-authenticating means. If to the Company, notices shall be sent to the principal office of the Company; if to the Owner, notices shall be sent to the principal office of the Owner; if to the Executive, notices shall be sent to his residence as shown in the Company's employment records. Notices shall be effective when received (or when receipt is refused), as evidenced by the date of the return receipt or confirmation of delivery. Any party may change its address for notice by sending a notice in the manner required by this Paragraph 13.

         14. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of the State of Indiana applicable to agreements fully to be performed in the State of Indiana.

         15. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

         16. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. In such event the Company shall be deemed conclusively to have waived its right to reimbursement of Policy premiums paid or to be paid, and the collateral assignment of the Policy shall thereupon be deemed conclusively to have been released. (If requested by the Insurer, the Company shall promptly execute and deliver an appropriate instrument of release.) However, such release or deemed release of the collateral assignment shall not relieve the Company of its obligation to continue the payment of Policy premiums. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business or assets.

         17. Counterparts. This Agreement may be executed in three (3) or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


         EXECUTED on the date first stated above, effective as of January 1, 1996.

                                    COMPANY

                           THE DALTON FOUNDRIES, INC.


                          By: ________________________
Vice President and Chief Financial Officer

                                    EXECUTIVE


                            ________________________

K. L. Davidson


                                      OWNER

                        FORT WAYNE NATIONAL BANK, TRUSTEE



                          By: ________________________